Exhibit 5.1

3580 Carmel Mountain Road Suite 300 San Diego, CA 92130 858 314 1500 mintz.com

June 24, 2019

Netlist, Inc.

175 Technology Drive, Suite 150

Irvine, California 92618

Re: Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-228348) (as amended or supplemented, the “Registration Statement”) filed on November 13, 2018 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Netlist, Inc., a Delaware corporation (the “Company”) of up to $50,000,000 of any combination of securities of the types specified therein, that was declared effective by the Commission on November 28, 2018. Reference is made to our opinion letter dated November 13, 2018 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on June 24, 2019 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of (i) up to $10,000,000 aggregate offering amount of shares of the Company’s Common Stock, par value $0.001 per share, and (ii) up to 1,636,840 shares of the Company’s Common Stock, par value $0.001 per share ((i) and (ii) together, the “Shares”) covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement pursuant to a Purchase Agreement between the Company and Lincoln Park Capital Fund, LLC (the “Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris Glovsky & Popeo, P.C.

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY & POPEO, P.C.